UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2012

Date of Report (Date of earliest event reported)

TITANIUM METALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14368	13-5630895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700,

Dallas, Texas 75240-2697

(Address of principal executive offices, including zip code)

(972) 233-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on November 9, 2012, Titanium Metals Corporation, a Delaware corporation (the “Company”), Precision Castparts Corp. (“Parent”) and ELIT Acquisition Sub Corp. (“Purchaser”), a wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Various subsidiaries of Parent are parties to commercial agreements with the Company under which the subsidiaries of Parent purchase titanium melted and mill products from the Company in the ordinary course of business. The Company reported in its Form 10-K for the year ended December 31, 2011 that its sales to subsidiaries of Parent totaled 16% of the Company’s total sales revenue in 2011.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer to purchase all outstanding shares of the common stock of the Company (the “Shares”) at a price of $16.50 per Share, net to the seller in cash, without interest thereon and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 20, 2012 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constituted the “Offer”).

The Offer, as extended, expired at 5:00 p.m., New York City time, on December 20, 2012. Purchaser accepted for payment a total of 150,520,615 Shares that, based on the information provided by the depositary for the Offer, were validly tendered and not withdrawn in the Offer, representing approximately 86.0% of the Company’s outstanding Shares (which includes Shares subject to guaranteed delivery procedures). Based on the per Share price and the number of Shares validly tendered and accepted for payment at the expiration of the Offer, as of December 20, 2012, the value of the Shares purchased by Purchaser in connection with the Offer was approximately $2.5 billion. Parent has indicated that it funded the purchase of the tendered Shares from the proceeds of a $3.0 billion note offering pursuant to an Underwriting Agreement, dated December 17, 2012, with the several underwriters named therein, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC acted as representatives.

Following the expiration of the Offer, as extended, and in accordance with the terms of the Merger Agreement, Purchaser commenced a subsequent offering period of the Offer to acquire all remaining untendered Shares. The subsequent offering period will expire at 5:00 p.m., New York City time, on January 4, 2013, unless extended. All Shares properly tendered during the subsequent offering period will be accepted and promptly paid for, and tendering stockholders will receive the same $16.50 per Share price, without interest and subject to applicable withholding taxes, that was paid in the Offer.

Pursuant to the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, all remaining outstanding Shares not tendered in the Offer, will be acquired for cash at the same $16.50 per Share price, without interest and subject to applicable withholding taxes, that was paid in the Offer.

The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2012 and incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

On December 20, 2012, upon Purchaser’s acceptance for payment of all Shares that were validly tendered and not withdrawn in accordance with the terms of the Offer (the “Acceptance Time”), a change in control of the Company occurred. The information disclosed under Item 2.01 and Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2012, in connection with the change of control of the Company described in Item 5.01, Harold C. Simmons, Glenn R. Simmons, Steven L. Watson and Terry N. Worrell resigned from the Company Board, effective as of the Acceptance Time. Following the Acceptance Time, the size of the Company Board was increased to eight directors and the following designees of Parent were appointed to the Board to fill the vacancies created by the resignation of the above-listed directors: Steven G. Hackett, Shawn R. Hagel, Kirk G. Pulley, Steven C. Blackmore and Roger A. Cooke. Three independent directors, Keith R. Coogan, Gen. Thomas P. Stafford and Paul J. Zucconi have remained on the Company Board pending completion of the Merger.

Also on December 20, 2012, the following executive officers of the Company resigned effective as of the Acceptance Time: Bobby D. O’Brien, President and Chief Executive Officer; James W. Brown, Vice President and Chief Financial Officer; Robert D. Graham, Executive Vice President; Kelly D. Luttmer, Vice President and Global Tax Director; Andrew B. Nace, Vice President, General Counsel and Assistant Secretary; John A. St. Wrba, Vice President and Treasurer; Scott E. Sullivan, Vice President and Controller; and Christopher Armstrong, Executive Vice President, Strategic Planning and Business Initiatives. In connection therewith, the following executive officers were appointed: Steven G. Hackett, President; Shawn R. Hagel, Executive Vice President, Chief Financial Officer and Assistant Secretary; and Roger A. Cooke, Senior Vice President, General Counsel and Secretary.

Information about the new directors of the Company is contained in Annex A to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on November 20, 2012, as amended and supplemented.

The information disclosed under Item 2.01 and Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM METALS CORPORATION

December 21, 2012	By:	/s/ Shawn R. Hagel
Shawn R. Hagel
Executive Vice President, Chief Financial Officer and Assistant Secretary